Exhibit.10.3

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

(Domestic)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the grant date specified on the Grant Details referenced below (the “Grant Date”), between TripAdvisor, Inc., a Delaware corporation  (the “Company”), and the employee, director or consultant of the Company or one of its Subsidiaries or Affiliates designated on the Grant Details (as defined below) (the “Eligible Individual”), describes the terms of an award of restricted stock units (“RSUs”) to the Eligible Individual by the Company (the “Award”).

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2018 Stock and Annual Incentive Plan or any subsequent plan adopted by the Company, (in either case,  the “Plan”).

1.	Award and Vesting of RSUs
(a)

Subject to the terms and conditions of this Agreement and the Plan and the Grant Details, the Company hereby grants RSUs to the Eligible Individual.  Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time).  The Grant Details, which sets forth the number of RSUs granted to the Eligible Individual by the Company, the Grant Date and the vesting schedule of the RSUs (among other information), are hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b)

Subject to the terms and conditions of this Agreement, the Grant Details and the Plan, RSUs shall vest and no longer subject to any restriction (such period during which restrictions apply  referred to as the “RSU Restriction Period”) on the dates detailed in the Grant Details.

2.	Settlement of RSUs

As soon as practicable after any RSUs have vested and are no longer subject to the RSU Restriction Period (but in no event later than sixty (60) days thereafter), such RSUs shall be settled.  Subject to Section 8 (pertaining to the withholding of taxes), for each RSU settled pursuant to this Section 2, the Company shall issue one Share and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested RSUs.  Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of RSUs that have vested until the Company or Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable, as well as such other documents as may be legally required.

3.	Termination of Employment

(a)In the event a Termination of Employment of the Eligible Individual occurs during the RSU Restriction Period for any reason (whether or not in breach of local labor laws), except as otherwise provided in the Plan or any written employment agreement between the Company and the Eligible Individual (an “Employment Arrangement”), the Eligible Individual’s right to receive the RSUs under the Plan, if any, will terminate effective as of the date of the Termination of Employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of a Termination of Employment (whether or not in breach of local labor laws), the Eligible Individual’s right to receive the RSUs after such Termination of Employment, if any, will be measured to the date of the Termination of Employment and will not be extended by any notice period mandated under local law, unless otherwise provided in the Plan or an Employment Arrangement.  The Eligible Individual shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Eligible Individual for the loss of any rights under this Agreement or the Plan.

(b)Notwithstanding anything herein to the contrary, the Eligible Individual and Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any employment arrangement and the Plan, whichever term is more beneficial to the Eligible Individual between the Plan and the employment arrangement shall prevail.   In no event shall Eligible Individual be entitled to the same type of benefits under both the Plan and any employment arrangement for the same event or qualifying termination.

(c)For purpose of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates.  The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment, whether there existed Cause or whether there occurred a Change in Control.

4.	Recoupment

Notwithstanding any other provision herein, the Award and any Shares or other amount or property that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law. In addition, the Company may require the Eligible Individual to deliver or otherwise repay to the Company the Award and any Shares or other amount or property that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, if the Company reasonably determines that one or more of the following has occurred:

(1)

during the period of the Eligible Individual’s employment or service with the Company (the “Employment Period”), the Eligible Individual has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(2)

during the Employment Period or at any time thereafter, the Eligible Individual has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its Subsidiaries or Affiliates;

(3)

during the Employment Period or at any time thereafter, the Eligible Individual has committed or engaged in an act of theft, embezzlement or fraud, or materially breached any agreement to which the Eligible Individual is a party with the Company or any of its Subsidiaries.

For purposes of the foregoing, the Eligible Individual expressly and explicitly authorizes the Company to issue instructions, on the Eligible Individual’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Eligible Individual’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. This Section 4 is not the Company’s exclusive remedy with respect to such matters.

5.	Non-Transferability of the RSUs

During the RSU Restriction Period and until the RSUs are settled as provided herein or on the website of the Plan Administrator, the RSUs shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

6.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the RSU Restriction Period the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the RSUs.  Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock during the RSU Restriction Period, the Eligible Individual will be credited with additional amounts for each RSU equal to the dividend that would have been paid with respect to such RSU if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid.  Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 7 below, rather than under this Section 6.

7.	Adjustment in the Event of Change in Stock; Change in Control

(a)In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.

(b)In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of RSUs in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such RSUs, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the RSUs and (iii) in connection with any Disaffiliation, arranging for the assumption of the RSUs, or the replacement of the RSUs with new Awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any RSUs that remain based upon securities of the Company).

(c)The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Eligible Individuals.

8.	Taxes, Fees and Withholding
(a)

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the RSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

(b)

Regardless of any action taken by the Company, its Affiliate or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the RSUs, the receipt of cash or any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.

(c)

In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award or vesting of the RSUs, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8.  In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate.  The Company may, in its sole discretion and pursuant to such provisions as it may specify from time to time, withhold in Shares the amount of Shares necessary to satisfy the minimum withholding amount or arrange for the sale of such number of Shares as is necessary to pay any Tax-Related Items.  In connection herewith, the Eligible Individual (i) authorizes, empowers and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Exercise Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions.   Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s Award that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares underlying the RSU if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(d)

In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law.  In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment.  The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to the Awards.

9.	Other Restrictions
(a)

The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)

The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window.  The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.	Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been made repeatedly in the past;

(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d)the Eligible Individual’s participation in the Plan will not create a right to further employment with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment relationship at any time with or without Cause;

(e)the Eligible Individual is voluntarily participating in the Plan;

(f)the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary,  or Affiliate, and such Award is outside the scope of the Eligible Individual’s employment contract, if any;

(g)the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or Affiliate;

(h)in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company; and

(i)in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from Termination of the Eligible Individual’s employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares.  The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

12.Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

13.Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.Laws Applicable to Construction; Consent to Jurisdiction

(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Agreement, the RSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

(b)

Any and all disputes arising under, as a result of or out of this Agreement, including without limitation any issues involving the construction, enforcement or interpretation of any of the provisions of this Agreement, the Plan or the Plan Prospectus, shall be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

15.Conflicts; Interpretation and Correction of Errors

(a)In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.

(b)The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested).  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Eligible Individual, the Company and all other interested parties.  The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.  The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.

(c)In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Eligible Individual pursuant to the Plan, the Company, acting through the executive compensation and benefits team, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

16.Data Privacy

(a)The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about the Eligible Individual, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).   The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries  or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(b)The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country.  The Eligible Individual authorizes the Company, its Subsidiary or Affiliate, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(c)The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative.  The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan.  For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

17.Amendment

(a)The Company may modify, amend or waive the terms of this Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(b)This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from, or comply with, the applicable requirements of Section 409A of the Code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A of the Code, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Individual’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Individual under this Agreement (other than any diminution of such benefit that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).

18.Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English.  If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version in any way, the English version will control.

19.Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means.  The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By electronically accepting this Agreement and participating in the Plan, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details.  If Eligible Individual has not electronically accepted this Agreement on the Plan Administrator’s website within six months of the Grant Date, then this Award shall automatically by deemed accepted and Eligible Individual shall be bound by the terms and conditions in the Plan, this Agreement, including the Grant Details.